INVESTMENT PERFORMANCE CALCULATION AGREEMENT

This agreement is effective as of November 5, 2010 by and among The Phoenix Life Insurance Company, PHL Variable Insurance Company, and Phoenix Life and Annuity Company, (collectively, “Phoenix”), and Virtus Partners, Inc. a Delaware corporation (“Virtus”).

W I T N E S S E T H:

WHEREAS, Phoenix desires to retain Virtus to render performance calculation, reporting, and analysis services in the manner and on the terms and conditions hereafter set forth; and

WHEREAS, Virtus desires to be so retained on said terms and conditions.

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, Phoenix and Virtus agree as follows:

1. Appointment and Acceptance. Phoenix hereby appoints Virtus to calculate, evaluate, and provide reports of investment performance for each of the products within the variable annuity and variable life separate accounts, each as set forth in Exhibit 1, as hereinafter set forth and as amended by the mutual written agreement of the parties from time to time. Virtus hereby accepts such appointment and agrees to furnish or cause to be furnished the services contemplated by this Agreement.

2. Duties of the Parties.

(a) Virtus shall perform or arrange for the performance of the services described on Schedule A. Phoenix agrees to provide or arrange for provision to Virtus, on a timely basis, such information as may be necessary or appropriate for Virtus’ performance of its duties and responsibilities hereunder, including but not limited to: Net Asset Values, Unit Values, portfolio holdings, expense schedules, shareholder reports, records of transactions, valuations of investments (which may be based on information provided by a pricing service) and records of expenses borne by each product, and Virtus shall be entitled to rely on the accuracy and completeness of such information in performing its duties hereunder.

(b) In providing for any or all of the services listed in section 2(a) hereof, and in satisfaction of its obligations to provide such services, Virtus may enter into agreements with one or more other persons or entities to provide such services to Phoenix provided that Virtus shall be as fully responsible to Phoenix for the acts and omissions of any such service providers as it would be for its own acts or omissions hereunder and provided that Virtus shall be responsible for the payment of such services, with the exception of out-of-pocket expenses which shall be billed to Phoenix. Any out of pocket expenses in excess of $10,000 should be approved in advance in writing by Phoenix.

(c) In providing the services hereunder Virtus may use data licensed from third-party suppliers, which is identified by the third-party supplier’s name (e.g., index data providers such as S&P or MSCI). This licensed data is the intellectual property of those vendors and is subject to restrictions contained in the licenses, which Virtus cannot unilaterally change. Phoenix agrees to comply with any such restrictions of which it is notified by Virtus, including without limitation reproducing any copyright, trademark, service mark or other intellectual property notices as required. If a third-party supplier adds additional restrictions to the data’s use, Virtus shall notify Phoenix of the change in writing. Phoenix’s continued use of the data after receipt of such notice shall constitute Phoenix’s acceptance of the revised usage provisions. Phoenix agrees not to use the services hereunder as a substitute for obtaining a license from such a third-party supplier. Phoenix further agrees not to re-market or re-distribute any output from Virtus’ services hereunder without the prior written permission of Virtus. Notwithstanding the foregoing sentence, Phoenix may use the output from the services to produce internal and external performance comparisons and/or analyses, including marketing and client service materials for use with Phoenix’s prospects and clients.

3. Expenses of Virtus. Virtus assumes the expenses of and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement

4. Compensation of Virtus. For the services provided to Phoenix by Virtus pursuant to this Agreement, Phoenix shall pay Virtus quarterly for its services, fees at the annual rates listed on Schedule B.

5. Limitation of Liability of Virtus; Indemnification. Virtus shall not be liable to Phoenix for any error of judgment or mistake of law or for any loss arising out of any act or omission by Virtus, or any persons engaged pursuant to section 2(b) hereof, including officers, agents and employees of Virtus and its affiliates, in the performance of its duties hereunder. Nothing herein contained shall be construed to protect Virtus against any liability to third parties to which Virtus shall otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

6. Activities of Virtus. The services of Virtus under this Agreement are not to be deemed exclusive, and Virtus and any person controlled by or under common control with Virtus shall be free to render similar services to others in other capacities.

7. Duration and Termination of this Agreement.

(a) This Agreement shall become effective as of November 5, 2010 and shall continue in effect with respect to each product existing as of November 5, 2010, within the separate accounts specified in Exhibit 1 for one year and thereafter from year to year; provided, however, that this Agreement may be terminated at any time on not less than 90 days' written notice to the other party, without the payment of any penalty by either party except for conversion expenses on behalf of

Phoenix. Any products added to the separate accounts specified in Exhibit 1 will become subject to the existing term then in effect, upon written acceptance of such products by Virtus; provided, however, that the parties understand and agree that any such additions may result in additional work and/or costs to Virtus, so that Virtus may withhold such acceptance until such time as the parties have mutually agreed in writing to appropriate amendments to Schedule B hereto.

(b) Virtus hereby agrees to transfer promptly upon termination a copy of the underlying information, schedules and charts [for the past one year period] used by Virtus to perform the services as described on Schedule A at no cost to Phoenix other than any out-of-pocket expenses incurred by Virtus and billed to Phoenix pursuant to Section 2(b) hereof.

8. Amendments of this Agreement. This Agreement may be amended by the parties hereto only if such amendment is specifically approved by both parties and such amendment is set forth in a written instrument executed by each of the parties hereto.

9. Governing Law. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, the provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Connecticut without giving effect to the principles of conflicts of laws thereof.

10. Counterparts. This Agreement may be executed by the parties hereto in counterparts and if so executed, the separate instruments shall constitute one agreement.

11. Notices. All notices or other communications hereunder to either party shall be in writing and shall be deemed to be received on the earlier date of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid. Notice shall be addressed: (a) if to Virtus, to the attention of: Counsel, Virtus Investment Partners,100 Pearl Street, Hartford, CT 06103 or (b) if to Phoenix, to the attention of: General Counsel, The Phoenix Companies, One American Row, Hartford, CT 06102, or at such other address as either party may designate by written notice to the other. Notice shall also be deemed sufficient if given by telecopier, telegram or similar means of same day delivery (with a confirming copy by mail as provided herein).

12. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior arrangements, agreements or understandings.

(Signature Page to Follow)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized partners and officers, all as of the effective date.

PHOENIX LIFE INSURANCE COMPANY

By:	/s/ Jeanie Gagnon

Name:	Jeanie Gagnon
Title:	Second Vice President

PHL VARIABLE INSURANCE COMPANY

By:	/s/ Jeanie Gagnon

Name:	Jeanie Gagnon
Title:	Second Vice President

PHOENIX LIFE AND ANNUITY COMPANY

By:	/s/ Jeanie Gagnon

Name:	Jeanie Gagnon
Title:	Second Vice President

VIRTUS PARTNERS, INC.

By:	/s/ Francis G. Waltman

Name:	Francis G. Waltman
Title:	Executive Vice President

EXHIBIT 1

SEPARATE ACCOUNTS

Phoenix Life Variable Universal Life Account

PHLVIC Variable Universal Life Account

Phoenix Life Variable Accumulation Account

PHL Variable Accumulation Account

Phoenix Life and Annuity Variable Universal Life Account

SCHEDULE A

PERFORMANCE CALCULATION & ANALYTICAL SERVICES

Daily

Calculate daily performance on all sub-accounts / distribute to Phoenix Sales Desk and Annuity Operations

Supply phoenixwm.com with daily performance and AUVs for all sub-accounts

Perform accuracy check on sub-account AUVs calculated by accounting vendor

Supply daily AUV extract in Excel to Phoenix Risk Management

Monthly

Calculate monthly performance on all sub-accounts

•	VUL insurance product sub-accounts: non-standardized performance (SPVL sub- accounts only)

•	VA insurance product sub-accounts: non-standardized performance, standardized performance

Produce Asset Allocation Model Performance for Variable Annuity Marketing for Ibbotson Static Models, Templeton Models and                Financial Investors Variable Insurance Trust Asset Allocation Models

Produce Morningstar ranking reports for underlying mutual funds within Phoenix products

Supply phoenixwm.com with monthly performance for all sub-accounts

Supply daily AUV extract for entire month in Excel to Phoenix Risk Management

Supply NAVs and distributions to Clark Consulting for underlying mutual funds

Quarterly

Supply month end AUV and quarter end performance extract for all subaccounts in Excel for Phoenix Illustration Systems

Annually

Supply money market yield calculations on all sub-accounts for Filing Department for annual prospectus updates